Exhibit 3.44

Registre de Commerce et des Sociétés

Numéro RCS : B159658

Référence de dépôt : L210244977

Déposé et enregistré le 18/11/2021

STATUTS COORDONNES

Pacific Drilling S.A.

Société anonyme

R.C.S Luxembourg: B 159.658

STATUTS COORDONNES

Pacific Drilling S.A.

Société anonyme

R.C.S Luxembourg: B 159.658

S T A T U T S     C O O R D O N N E S

du 27 octobre 2021

tels qu’ils résultent des actes suivants reçus par :

Maître Joseph ELVINGER, alors notaire de résidence à Luxembourg:

le 11 mars 2011    (Constitution), publié au Mémorial C, Recueil des Sociétés et Associations, numéro 1289 en date du 15 juin 2011.

Modifiés à plusieurs reprises et pour la dernière fois suivant acte reçu par :

Maître Joëlle Baden, notaire de résidence à Luxembourg:

le 27 octobre 2021	(Modification des statuts), publié au RESA_2021_241.563, en date du 11 novembre 2021.

Section I: Form – Corporate Name - Duration - Registered office - Corporate Purposes

Article 1 – Form - Corporate Name

There is hereby formed a société anonyme under the corporate name of “Pacific Drilling S.A.” (hereinafter the “Company”) which will be governed by the present articles of association (the “Articles of Association”) and by the Luxembourg laws currently in force, in particular the law of 10 August 1915 on commercial companies, as amended from time to time (the “Company Law”).

Article 2 – Duration

2.1    The Company is established for an unlimited duration.

2.2     It may be dissolved at any time by a decision of the sole shareholder of the Company (the “Sole Shareholder”) or, as the case may be, by decision of the general meeting of the shareholders of the Company (the “General Meeting”), voting with the quorum and majority rules set by these Articles of Association or the Company Law, as the case may be, for any amendment of these Articles of Association.

2.3     The death, suspension of civil rights, insolvency or bankruptcy of the Sole Shareholder or of one of the shareholders of the Company will not bring the Company to an end.

Article 3 – Registered office

3.1     The registered office of the Company is established in Luxembourg. It may be transferred to any other place of the municipality of Luxembourg or to any other municipality in the Grand Duchy of Luxembourg by a resolution of the sole director of the Company (the “Sole Director”), or in the case of plurality of directors, of the board of directors (the “Board of Directors”), which shall be entitled to subsequently amend these Articles of Association accordingly.

3.2     Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the Sole Director or of the Board of Directors.

3.3    If political, economical or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, as determined by the management of the Company, the registered office may be temporally transferred abroad until the complete cessation of these abnormal circumstances. Such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company.

Article 4 – Corporate purposes

4.1    The Company’s object is buying and selling, the chartering in and the chartering out, and the management of seagoing ships, as well as the financial and commercial operations that relate directly or indirectly to such activities.

4.2     In addition, the Company may charter, hold, lease, operate and provide vessels and equipment used in contract drilling services in oil and gas drilling operations; the Company may also acquire, hold, manage, sell or dispose of any such related equipment, enter into, assist or participate in financial, commercial and other transactions relating to contract drilling services.

4.3     The Company may also take and hold participations, shares or any interests, in any form whatsoever, in Luxembourg or foreign companies, as well as the management, enhancement and disposal (as the case may be) of such participations, shares or interests. The Company may, in particular, acquire any type of transferable securities, whether negotiable or not, in particular stocks, bonds, debentures, notes and other securities, including those issued by any government or any other international, national or local authority, and of any rights attached thereto, either by way of purchase, exchange, contribution, subscription, option or in any other manner.

4.4     The Company may raise funds by borrowing in any form or by issuing, through private placement or public offer, any kind of bonds, notes, debt instruments or debentures. The Company may not, on the other hand, issue equity instruments to the public.

4.5     To the full extent permitted by the Law, the Company may grant any guarantee, or other form of security-interest, by personal covenant and/or by pledge, mortgage or any other form of charge upon all or part of the its property assets (presents or futures), for the execution of any agreement or obligation of the Company and/or its shareholders and/or companies in which the Company has a direct or indirect participating interest, even not substantial, or to companies being part of the same group of companies as the Company (the “Affiliated Companies”). The Company may further grant all kinds of financial support, loans or advances to its shareholders and/or to Affiliated Companies.

4.6     The Company may carry on all of the said businesses or any one or more of them as distinct or separate business or as the principal business of the Company, to carry on any other business manufacturing or otherwise which may seem to the Company capable of being conveniently carried on in connection with the above or any one of the above or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property or rights.

4.7     The Company may also take any controlling and supervisory measures and carry out any transaction which it may deem useful in the accomplishment and development of its purposes.

4.8     In general and to the extent permitted by applicable laws, the Company may carry out directly or through branches and/or offices located in Luxembourg or abroad any commercial, industrial and/or financial operations directly or indirectly connected with the corporate object of the Company, being understood that the Company will not enter into any transaction which could cause it to be engaged in any activity that would be considered as a regulatory activity

Article 5 – Capital and share premiums or assimilated premiums

5.1.    The share capital is set at eight hundred twenty-four thousand nine hundred ninety-eight United States Dollars and three cents (USD 824,998.03) represented by eighty two million four hundred ninety-nine thousand eight hundred three (82,499,803) shares in registered form, without nominal value.

5.2.    The Board is authorized, for a period of five (5) years from the 19 November 2018, without prejudice to any renewals, to:

(i)     increase the current share capital once or more up to eight hundred twenty-five thousand United States dollars (USD 825,000) (such amount including the current share capital of the Company) by the issue of new shares having the same rights as the existing shares, or without any such issue;

(ii)     determine the conditions of any such capital increase including through contributions in cash or in kind, by the incorporation of reserves, issue/share premiums or retained earnings, with or without issue of new shares to current shareholders or third parties (non-shareholders) or following the issue of any instrument convertible into shares or any other instrument carrying an entitlement to, or the right to subscribe for, shares;

(iii)     limit or withdraw the shareholders’ preferential subscription rights to the new shares, if any, and determine the persons who are authorized to subscribe to the new shares; and

(iv)     record each share capital increase by way of a notarial deed and amend the share register accordingly.

5.3.    Within the limits of article 5.3 of the Articles of Association, the Board is expressly authorized to increase the Company’s share capital by incorporation of reserves, issue/share premiums or retained earnings and to issue the additional shares resulting from such capital increase to a beneficiary under any stock incentive plan as agreed by the Company (such beneficiary being a shareholder of the Company or not, or, to an entity appointed by the Company as an administrator in connection with such plan) or under any equity rights offering, private placements or backstop fees. The Company reserves the right to place transfer and other restrictions on such shares as determined by the Company pursuant to such stock incentive plan from time to time.

5.4.    When the Board has implemented an increase in capital as authorised by article 5.3, article 5 of the Articles of Association shall be amended to reflect that increase.

5.5.    The Board is expressly authorised to delegate to any natural or legal person to organise the market in subscription rights, accept subscriptions,

conversions or exchanges, receive payment for the price of shares or other financial instruments, to have registered increases of capital carried out as well as the corresponding amendments to article 5 of the Articles of Association and to have recorded in said article 5 of the Articles of Association the amount by which the authorisation to increase the capital has actually been used and, where appropriate, the amounts of any such increase that are reserved for financial instruments which may carry an entitlement to shares.

Article 6 – Increase and reduction of capital

6.1     The share capital of the Company may be increased or reduced in one or several times, by a resolution of the Sole Shareholder or the General Meeting voting with the quorum and majority rules set by the Articles of Association or, as the case may be, by the Company Law, for any amendment of these Articles of Association.

6.2     The Shares may be bought back by the Company on one or several occasions and within the limits provided by the Company Law.

Article 7 – Shares

7.1.    The shares are and will remain in registered form (actions nominatives).

7.2.    A register of shares is kept at the registered office and may be examined by any shareholder on request.

7.3.    The shares may be entered without serial numbers into fungible securities accounts with financial institutions or other professional depositaries operating a settlement system in relation to transactions on securities, dividends, interest, matured capital or other matured monies of securities or of other financial instruments being handled through the system of such depositary (such systems, professionals or other depositaries being referred to hereinafter as Depositaries and each a Depositary). The shares held in deposit or in an account with such financial institution or professional depositary shall be recorded in an account opened in the name of the depositor and may be transferred from one account to another, whether such account is held by the same or a different financial institution or depositary. The Board may however impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the Company’s registered office may be requested by a shareholder.

7.4.    The Company may consider the person in whose name the registered shares are registered in the register(s) of Shareholders as the full owner of such registered shares. The Company shall be completely free from any responsibility in dealing with such registered shares towards third parties and shall be justified in considering any right, interest or claims of such third parties in or upon such registered shares to be non-existent, subject, however, to any right which such third party might have to demand the registration or change in registration of registered shares.

7.5.    Where the shares are held with Depositaries through fungible securities accounts within clearing and settlement systems, the exercise of the voting rights in respect of such shares may be subject to the internal rules and procedures of those clearing and settlement systems.

7.6.    All communications and notices to be given to a registered shareholder shall be deemed validly made to the latest address communicated by the shareholder to the Company. In the event that a holder of registered shares does not provide an address to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register(s) of Shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the register(s) of Shareholders by means of written notification to the Company or the relevant registrar.

7.7.    A share transfer of registered shares which are not held through fungible securities accounts is carried out by the entry in the register of shares of a declaration of transfer, duly signed and dated by both the transferor and the transferee or their authorized representatives, following a notification to or acceptance by the Company, in accordance with Article 1690 of the Civil Code. The Company may also accept other documents recording the agreement between the transferor and the transferee as evidence of a share transfer.

7.8    The rights and obligations attached to any share shall pass to any transferee thereof.

7.9.    The shares are indivisible and the Company recognizes only one (1) owner per share.

7.10. The Company may redeem its own shares using a method approved by the Board which is in accordance with Luxembourg law and the rules of any stock exchange(s) on which the shares in the Company are listed from time to time.

7.11. The Company will not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase shares of the Company).

Section III: Management of the Company

Article 8 – Composition of the Board of Directors and powers of the director(s)

8.1     The Company shall be managed by a Board of Directors composed of three (3) members at least, who need not be shareholders themselves.

8.2     However, if the Company is set up by one (1) Sole Shareholder or, if it is recorded at a General Meeting that the Company has one (1) Sole Shareholder, the composition of the Board of Directors can be limited to one (1) member until the next General Meeting following the recording of the existence of more than one (1) shareholder.

8.3     The director(s) is/are appointed by the Sole Shareholder or, in case of plurality of shareholders, by the General Meeting which shall determine their number, their powers and fix the term of their office, which shall not exceed six (6) years, as well as their remuneration (if any).

8.4     The director(s) of the Company shall hold office until their successors are elected.

8.5     The director(s) may be appointed by the Sole Shareholder or the General Meeting. They may be removed at any time, with or without justification (ad nutum) by the Sole Shareholder or the General Meeting.

8.6     In the event of one or more vacancies on the Board of Directors by reason of death, retirement or otherwise, the remaining directors may elect by co-optation a temporary director to fill such vacancy. In this case, the Sole Shareholder or, in case of plurality of shareholders, the General Meeting ratifies the election at its next meeting in accordance with the Company Law.

8.7     The Board of Directors or, as the case may be, the Sole Director is vested with the broadest powers to perform all acts necessary or useful for the accomplishment of the Company’s corporate purpose. All powers not expressly reserved by the Company Law or by the Articles of Association to the Sole Shareholder or, in case of plurality of shareholders, to the General Meeting fall within the competence of the Board of Directors or, as the case may be, of the Sole Director.

8.8     The Board of Directors may form one or several committees whose composition and duties are determined by the Board of Directors and which carry out their activities under its responsibility.

Article 9 – Conduct of meeting of the Board of Directors

9.1     The Board of Directors may choose from among its members a chairman (the “Chairman”). It may also choose a secretary (the “Secretary”), who does not need to be a director, who shall be responsible for keeping the minutes of the meetings of the Board of Directors.

9.2     The Board of Directors shall meet upon call by the Chairman, or by two (2) directors, at the place and date indicated in the notice of meeting.

9.3     Written, electronic or verbal notice of any meeting of the Board of Directors shall be given to all directors at least forty-eight (48) hours in advance of the hour set for such a meeting, except in circumstances of urgency in which case the nature of such circumstances shall be set forth in the notice of the meeting. This notice may be waived by the consent in writing or by telefax or by e-mail of each director. Separate notice shall not be required for individual meetings held at the place, day and time prescribed in a schedule previously adopted by resolution of the Board of Directors.

9.4     The meetings will be duly held without prior notice if all the directors are present or represented.

9.5     The meetings of the Board of Directors are held at the place, the day and time specified in the convening notice.

9.6     Any director may participate in any meeting of the Board of Directors by video conference or by other similar means of communication allowing the identification of such director and allowing all the persons taking part in the meeting to hear and speak to one another. The participation in a meeting by these means is equivalent to a participation in person at such meeting. A meeting held by these means of communication shall be deemed to be held at the registered office of the Company in Luxembourg.

9.7     Any director may act at any meeting of the Board of Directors by appointing in writing or by letter, telegram, telefax, or by e-mail another director as his proxy.

9.8     A director may represent more than one of his co-directors, provided however that at least two (2) directors are present at the meeting.

9.9    Votes may also be cast in writing, by letter, telefax, or by e-mail.

9.10 The Board of Directors may only deliberate or act validly if at least a majority of the directors is present or represented at a meeting of the Board of Directors. Decisions shall be taken by a majority of votes of the directors present or represented at such meeting. The Chairman shall have a casting vote in the event of tie.

9.11 Resolutions in writing approved and signed by all directors shall have the same effect as resolutions voted at the Board of Directors’ meetings. Such signatures may appear on a single document or on multiple copies of an identical resolution and may be evidenced by letter, telefax, e-mail or any other similar means of communication. Such decisions are deemed to be taken at the registered office of the Company.

Article 10 – Minutes of the Board of Director’s meetings

10.1 The minutes of any meeting of the Board of Directors shall be signed by the Chairman or, in his/her absence, by the chairman pro tempore who presided at such meeting and one present director or the Secretary.

10.2 Copies or extracts of such minutes, which may be produced in judicial proceedings or otherwise, shall be signed by the Chairman and by the Secretary or by any director.

10.3 Any decision of the Sole Director is to be drawn-up in writing and/or recorded in minutes to be signed by the Sole Director.

Article 11 – Day-to-day management

The day-to-day management of the business of the Company and the power to represent the Company with respect thereto may be delegated to one or more members of the management board, officers, officers managers or other agents, who may but are not required to be shareholders, acting either alone or jointly.

Article 12 – Representation

12.1 The Company shall be bound towards third parties (i) by the individual signature of the Sole Director or (ii) in case of plurality of directors, by the joint signature of any two (2) directors or (iii) by the single or joint signature of any person or persons to whom such signatory power has been delegated by the Sole Director or the Board of Directors, within the limits of such power.

12.2 For the exclusive purpose of its day-to-day management, the Company is validly bound by (i) the sole signature of the delegate for day-to-day management or (ii) in case of plurality of delegates for day-to-day management, by the individual signature of any of the delegates.

Article 13 – Liability of the directors

In the execution of their mandate, the directors are not held personally responsible for the obligations of the Company. As agents of the Company, they are responsible for the correct performance of their duties with no personal liability in relation to any commitment validly made in the name of the Company.

Article 14 – Management fees and expenses

Subject to approval by the shareholders, the directors may receive a management fee in return for carrying out the management of the Company and be reimbursed for all other expenses whatsoever supported by the directors relating with the management of the Company or the pursuit of the Company’s corporate purpose.

Article 15 – Conflicts of interest

15.1 Any director who has, directly or indirectly, a financial interest different from or conflicting with the interest of the Company in connection with a transaction failing within the competence of the Board of Directors, must inform the Board of Directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions and the vote(s) relating to such transaction.

15.2 At the next following general meeting, before any other resolution is put to vote, are reported any operations in which any of the directors may have had an interest different from or conflicting with that of the Company.

15.3 By derogation, where the Company comprises a single director, the transactions made between the Company and its director having an interest different from or conflicting with that of the Company is only mentioned in minutes.

15.4 Where, by reason of a different or conflicting interest, the number of directors required by the Articles of Association in order to validly deliberate and vote on the item at stake is not met, the Board of Directors may, unless otherwise provided by the Articles of Association, decide to submit the decision of this specific item to the Sole Shareholder or, as the case may be, to the General Meeting.

15.5 The conflict of interest rules, as set out by the Articles of Association, shall not apply where the decision of the Board of Directors or the Sole Director relates to ordinary business into under normal conditions.

Section IV: Collective decisions of the Shareholders Article 16 – General Meeting

16.1 Each year, an annual general meeting of the shareholders of the Company shall be held within six (6) months of the end of each financial year at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg as may be specified in the convening notice of the meeting (the “Annual General Meeting”).

16.2 In case of plurality of shareholders, the shareholders of the Company may meet in any other General Meeting(s) upon a call of the Sole Director or of the Board of Directors or of the statutory auditor(s) as the case may be, or, if exceptional circumstances require by any two (2) directors acting jointly.

16.3 The Board of Directors or, as the case may be, the Sole Director or the statutory auditor(s) shall call a General Meeting whenever a group of shareholders representing at least one tenth (10%) of the share capital requires so in writing. In such case, the requesting shareholders must indicate the agenda of the meeting.

16.4 Convening notices, specifying the time and place of the General Meeting as well as the agenda of this meeting, shall be sent to the shareholders of the Company via registered letter not less than eight (8) days prior to the day set for the General Meeting, or by ordinary mail if the convening notice has been filed with the Registre de commerce et des sociétés, Luxembourg and published at least fifteen (15) days prior to the meeting on the Recueil Electronique des Sociétés et Associations, or by any other means of communication if the addressees have agreed on it.

16.5 If all the shareholders of the Company are present or represented at a meeting, and if they state that they have been duly informed of the agenda of the meeting, the meeting may be held without prior notice or publication.

16.6 Any shareholder of the Company may act at any General Meeting by appointing another person (who does not need to be a shareholder or a director of the Company) as his proxy in writing or by telefax, e-mail or any other similar means of communication. One person may represent several or even all shareholders.

16.7 Any shareholder of the Company may participate in any General Meeting by conference call or by other similar means of communication enabling all the persons taking part in the meeting to hear one another and to communicate with one another. The participation in a meeting by these means is equivalent to a participation in person at such meeting and members taking part in a meeting by such means are deemed to be present of the purposes of computation of quorums and votes. However, in such as case, at least one (1) shareholder or his proxy shall be physically present at the place where the General Meeting is held and the minutes of any such meeting shall be signed by the shareholder(s) of the Company present at such a meeting.

16.8 The Board of Directors, or as the case may be the Sole Director, may determine all other conditions that must be fulfilled in order for the shareholders of the Company to take part in a General Meeting.

16.9 Before commencing any deliberations, the shareholders of the Company shall elect the chairman of the General Meeting who shall appoint the secretary and the scrutineer. The chairman, the secretary and the scrutineer form the bureau of the General Meeting (the “Bureau”).

16.10 The minutes of the General Meeting will be signed by the members of the Bureau any by any shareholder present or represented at this General Meeting.

16.11 However, if decisions of the General Meeting have to be certified, copies or extracts for use in court or elsewhere must be signed by the chairman of the General Meeting or any two (2) other directors of the Company.

Article 17 – Quorum and majority requirements

17.1 Any regularly constituted General Meeting shall have the broadest powers to order, carry out or ratify all acts relating to the activity of the Company.

17.2 Except as otherwise required by the Company Law or by the Articles of Association, resolutions at a General Meeting will be passed by a simple majority of those shareholders present or represented.

17.3 The Articles of Association may, at any time, be amended by a decision taken by the Sole Shareholder or, in case of plurality of shareholders, by a majority of two third (2/3) of the votes validly cast at a general meeting at which a quorum of at least half (1/2) of the Company’s share capital is present or represented. If no quorum is reached in a meeting, a second meeting may be convened in accordance with the Company Law which may deliberate regardless of the quorum and at which resolutions are taken at a majority of at least two thirds (2/3) of the votes validly cast. Abstentions and nil votes shall not be taken into consideration.

17.4 The Sole Shareholder or, in case of plurality of shareholders, the General Meeting may change the nationality of the Company by a resolution adopted in the manner required for an amendment of the Articles of Association.

Article 18 – Vote

18.1 The Sole Director or the Board of Directors, may suspend the voting rights of any shareholder of the Company, if the latter is in breach of his obligations deriving from these Articles of Associations or any contractual arrangement entered into by such shareholder.

18.2 A shareholder may waive its right to exercise, temporarily or permanently, all or part of its voting rights. The waiving shareholder is bound by such waiver as well as the Company upon notification by the waiving shareholder to the Company.

18.3 In case the voting rights of one (1) or several shareholder(s) are suspended, respectively its exercise has been waived by one (1) or several shareholders in accordance with the provisions of the Articles of Association, such shareholder(s) may attend any General Meeting but the Shares they hold shall not be taken into account for the determination of the conditions of quorum and majority to be complied with, as the case may be, or to determine whether written resolutions have been validly adopted.

Article 19 – Sole Shareholder

19.1 If the Company has only one (1) shareholder, this Sole Shareholder exercises all the powers of the General Meeting.

19.2 The resolutions of the Sole Shareholder which are taken in the scope of the first paragraph are recorded in minutes or drawn-up in writing.

19.3 Moreover, agreements entered into between the Sole Shareholder and the Company are recorded on minutes or drawn-up in writing. Nevertheless, this latter provision is not applicable to current operations entered into under normal conditions.

Section V: Financial year – Financial statements Article 20 – Financial year

The financial year of the Company shall begin on January first (January 1st) of each year and shall terminate on December thirty-first (December 31st) of the same year.

Article 21 – Financial statements

21.1 The annual accounts of the Company are drawn up by the Sole Director or the Board of Directors as at the end of each financial year in accordance with the Company Law.

21.2 Eight (8) days before the approval of the annual accounts of the Company by the Sole Shareholder or in case of plurality of shareholders, by the Annual General Meeting, the annual accounts, the Board of Directors’ report or, as the case may be, the report of the Sole Director, the statutory auditor(s) or approved independent auditor(s)‘s report and such other documents as may be required by the Company Law shall be deposited at the registered office of the Company where they will be available for inspection by the shareholder(s) of the Company during regular business hours.

Article 22 – Profits, reserves and allocation of results

22.1 The credit balance of the profit and loss account, after deduction of the expenses, costs, charges and provisions, such as approved by the Sole Shareholder or the Annual General Meeting represents the annual net profit of the Company.

22.2 Each year, five percent (5%) of the annual net profits of the Company, shall be allocated to the legal reserve account of the Company. This allocation ceases to be compulsory when the reserve amounts to ten percent (10%) or more of the corporate capital of the Company.

22.3 The remaining profits shall be allocated by a resolution of the Sole Shareholder or the Annual General Meeting upon proposal of the Sole Director or of Board of Directors, which may resolve:

•	to compensate incurred losses; or

•	to pay a dividend to the shareholders proportionally according to their shares; or

•	to carry them forward; or

•	to transfer them to an available or unavailable reserve account of the Company.

Article 23 – Interim dividends

23.1 Without prejudice of the above provisions, the Sole Director or the Board of Directors may resolve, at any time prior to the holding of the Annual General Meeting, to pay interim dividends provided, inter alia, that:

•

the decision of the director(s) to distribute an interim dividend may not be taken more than two (2) months after the date at which the interim accounts showing that sufficient funds are available for such distribution have been draw up; and

•

the amount to be distributed by way of interim dividend does not exceed the total profits made since the end of the last financial year for which the annual accounts have been approved, increased by carried forward profits and sums drawn from reserves available for this purpose, but decreased by carried forward losses and sums to be allocated to a reserve pursuant to the requirements of the Company Law or of these Articles of Association.

23.2 If the paid interim dividends exceed the amount of dividend subsequently determined by the Sole Shareholder or, in case of plurality of shareholders, by the General Meeting, they are, to that extent, considered as an advance on the next dividend.

Article 24 – Repayment of premium

The share premium and assimilated premium may be repaid to the shareholder(s) upon decision of the Sole Shareholder or the General Meeting.

Article 25 – Payment of dividends, interim dividends or repayment of share premium and assimilated premiums

25.1 The payment of dividends, interim dividends or the repayment of premium and assimilated premiums declared in cash may be paid in any currency selected by the competent body of the Company. The Sole Director or the Board of Directors may make a final determination of the rate of exchange applicable to translate dividend, interim dividend or share premium and assimilated premiums funds into the currency of their payment. The Company may make payment of dividends and any other payments in cash, shares or other securities to a Depositary. Said Depositary shall distribute these funds to his depositors according to the amount of securities or other financial instruments recorded in their name. Such payment by the Company to the Depositary will effect full discharge of the Company’s obligations in this regard.

25.2 The date of payment of a dividend is determined by the Sole Shareholder or the General Meeting and, in the absence of a fixed date, it is made on the day after the resolution of the Sole Shareholder or said General Meeting. Moreover, the Sole Shareholder or the General Meeting may empower the Sole Manager or the Board of Directors to determine the date of payment. Should the Sole Managers or the Board of Directors not proceed with the payment before the end of the financial year, the payment is made by recording a debt for an amount equivalent to the declared dividend (mise en compte courant) on the last day of the financial year.

25.3 No interest shall be paid on dividends, interim dividends or repayments of share premium and assimilated premiums declared and unclaimed which are held by the Company on behalf of holders of Shares.

25.4 Such dividends or a repayment declared but not paid on a Share for five (5) years cannot thereafter be claimed by the holder of such Share and shall revert to the Company.

Section VI: Supervision of the Company Article 26 – Auditor(s)

26.1 The Sole Shareholder or the General Meeting shall appoint (a) statutory auditor(s), and shall determine their number, remuneration (if any) and length of office which may not exceed six (6) years.

26.2 The statutory auditor(s) may be removed at any time without justification (ad nutum) by Sole Shareholder or the General Meeting.

26.3 An independent auditor (réviseur d’entreprises) may be appointed in lieu of the statutory auditor(s) whenever the Company deems it appropriate and shall be appointed whenever the exemption provided for by article 69 (2) of the law of 19 December 2002 on the trade and companies’ register and on the accounting and annual accounts of undertakings and modifying certain other legal provisions, as amended, no longer applies.

Section VII: Dissolution – Liquidation Article 27 – Dissolution and liquidation

27.1 The Company may be dissolved by a resolution of the Sole Shareholder or the shareholders deliberating in the manner prescribed for the amendment of these Articles of Association.

27.2 In the event of dissolution of the Company, liquidation shall be carried out by one or several liquidators (who may be physical persons or legal entities) appointed by the shareholder(s) effecting such dissolution and who shall determine their powers and their remuneration.

27.3 The liquidator(s) may proceed with the distribution of liquidation advances subject to the maintenance of sufficient amounts for any outstanding or foreseeable debts.

27.4 After payment of all debts and any charge against the Company and of the expenses of the liquidation, the net liquidation proceeds shall be distributed to the shareholder(s).

27.5 The Sole Shareholder may also decide at any time to dissolve the Company without liquidation assuming personally the payment of all known and unknown liabilities of the Company, in accordance with the relevant provisions of the Company Law.

Section VIII: Miscellaneous Article 28 – Governing law

All matters not governed by these Articles of Association shall be determined in accordance with the Company Law.